EXHIBIT 5

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

July 11, 2008

James River Coal Company
901 E. Byrd Street
Suite 1600
Richmond, Virginia  23219

Re:          Form S-3 Registration Statement

Gentlemen:

At your request, we have examined the Registration Statement to be filed by James River Coal Company, a Virginia corporation (the “Company”), with the Securities and Exchange Commission on the date hereof with respect to the registration under the Securities Act of 1933, as amended, of 387,973 shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), for resale to the public by the selling shareholder named in the Registration Statement (the “Selling Shareholder”).

As your counsel, and in connection with the preparation of the Registration Statement, we have examined the originals or copies of such documents, corporate records, certificates of public officials, officers of the Company and other instruments relating to the authorization and issuance of the Common Stock as we deemed relevant or necessary for the opinions herein expressed.  On the basis of the foregoing, it is our opinion that the shares of Common Stock to be sold by the Selling Shareholder as described in the Registration Statement will be validly issued, fully-paid and nonassessable when sold.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours, KILPATRICK STOCKTON LLP By: /s/ David A. Stockton David A. Stockton, a Partner